As filed with the Securities and Exchange Commission on July __, 1999 Reg. Number 33-

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--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                         N.U. PIZZA HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)

           NEVADA                                                95-3656327
(STATE Or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               identification No.)
--------------------------------------------------------------------------------

                        ADVISORY AND CONSULTING AGREEMENT
                              (Full title of Plan)
                     -------------------------------------

                                    Dan Rouse
                                    President
                        16800 Devonshire Street Suite 305
                             Granada Hills, CA 91344
                                 (818) 368-2616
            (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:
                              Owen Naccarato, Esq.
                                   31 Grenache
                                Irvine, CA 92614
                                 (949) 551-4982

                         CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------
                                              Proposed maximum     Proposed maximum
Title of securities     Amount to be          offering price       Aggregate offering    Amount of
to be registered        registered            per share            Price                 Registration fee
----------------------- --------------------- -------------------- --------------------- --------------------
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                  10,000,000               .03                $300,000            $83.40
($.001 par value)
----------------------- --------------------- -------------------- --------------------- --------------------

Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the exercise price of 10,000,000 warrants at .03 per share.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS



Item 1.  Plan Information *

Item 2.  Registration Information and Employee Plan Annual Information. *

         *Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1922 and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INFORMATION INCORPORATED BY REFERENCE.

The following documents, which are on file with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement:

         (a) the Company's annual report on Form 10-K for the fiscal year ended June 30, 1998.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since June 30, 1998 through the date hereof,

         (c) The description of the Common Stock which are contained in registration statements filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         (d) All documents filed by the Registrant pursuant to Section 13(a), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES

         The authorized capital common stock of the Company consists of 100,000,000 shares of Common Stock, $.001 par value. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription fights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from sources legally available therefor when, as and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to stockholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and nonassessable, and all shares to be sold and issued as contemplated hereby, will be validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by the Company's Certificate of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning the Common Stock of the Company does not purport to be complete. Reference is made to the Company's Certificate of Incorporation and Bylaws which are available for inspection upon proper notice at the Company's offices, as well as to the applicable statutes of the State of Florida for a more complete description concerning the rights and liabilities of stockholders. Each holder of Common Stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of Common Stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by the Nevada Corporation Law, under the Company's Certificate of Incorporation and By-Laws, the Company shall to the fullest extent permitted by Nevada Law, as the same shall be added and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for therein shall not be deemed exclusive of any other right to which any person may be entitled under any By-Law, resolution of shareholders, resolution of directors, agreement or otherwise, as permitted by said Article, as to action in any capacity in which he served at the request of the Company.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed n the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, in connection with securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable

Item 8.  EXHIBITS

         The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by reference.




Item 9.  UNDERTAKINGS

(a)      The Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, PROVIDED, HOWEVER, that paragraphs (I)(i) and (I)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Granada Hills, State of California on this 30, day of, July, 1999.

                                    N. U. PIZZA HOLDING CORPORATION

                                    BY: /s/ Dan Rouse
                                        ------------------------------
                                        Dan Rouse, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                    TITLE                               DATE


/s/ Dan Rouse              Director and President         July 30, 1999
-------------
Dan Rouse

/s/ Deborah Murphy         Director, Vice President       July 30, 1999
-----------------          and Secretary
Deborah Murphy

/s/ Jane Yennie            Treasurer and Controller       July 30, 1999
---------------
Jane Yennie

/s/ Michael L. Lorella     Director                       July 30, 1999
----------------------
Michael L. Lorella

                                INDEX TO EXHIBITS


Exhibit No.                                 Description
-----------                                 -----------

4.1      Advisory and Consulting Agreements

5.1 Opinion of Counsel, regarding the legality of the Securities registered hereunder.

23.1     Consent of Independent Public Accountant.

23.2     Consent of Counsel (included as part of Exhibit 5.1)


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